Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

HHGP - Q1 2009 Hudson Highland Group Inc Earnings Conference Call

Event Date/Time: May 05, 2009 / 01:00PM GMT

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FINAL TRANSCRIPT

May 05, 2009 / 01:00PM GMT, HHGP - Q1 2009 Hudson Highland Group Inc Earnings Conference Call

C O R P O R A T E  P A R T I C I P A N T S

David Kirby

Hudson Highland Group Inc. – Director of IR

Jon Chait

Hudson Highland Group Inc. – Chairman, CEO

Mary Jane Raymond

Hudson Highland Group Inc. – EVP, CFO

C O N F E R E N C E  C A L L  P A R T I C I P A N T S

Jeff Silber

BMO Capital Markets – Analyst

Ty Govatos

CL King – Analyst

Jeff Mueller

Robert W. Baird & Company Inc. – Analyst

Mark Marcon

Robert W. Baird & Company Inc. – Analyst

P R E S E N T A T I O N

Operator

Good morning. My name is [Rochira], and I will be your conference operator today. At this time, I would like to welcome everyone to the Hudson Highland Group’s quarter-one earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer session. (Operator Instructions). And now, I would like to turn the call over to David Kirby, Director of Investor Relations.

David Kirby – Hudson Highland Group Inc. – Director of IR

Good morning, everyone. Welcome to the Hudson Highland Group conference call for the first quarter of 2009. Our call this morning will be led by Chairman and Chief Executive Officer Jon Chait, and Executive Vice President and Chief Financial Officer Mary Jane Raymond.

At this time, I will read the Safe Harbor statement. Please be advised that, except for historical information, the statements made during the presentation constitute forward-looking statements under applicable securities laws. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects, and future results.

Certain factors, including factors outside of our control, may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, risks associated with acquisitions, competition, seasonality, and the other risks discussed in our filings made with the SEC.

These forward-looking statements speak only as of today. The Company assumes no obligation and expressly disclaims any obligation to review or confirm analysts’ expectations or estimates, or to update any forward-looking statements, whether as the result of new information, future events, or otherwise.

During the course of this conference call, references will be made to non-GAAP terms, such as adjusted EBITDA and EBITDA. A reconciliation to these terms to GAAP is included on our earnings release published last night, as well as the Q1 ‘09 earnings call slide, also published on our website, hudson.com.

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FINAL TRANSCRIPT

May 05, 2009 / 01:00PM GMT, HHGP - Q1 2009 Hudson Highland Group Inc Earnings Conference Call

We encourage you to access these slides now, as our speakers will refer to these slides during their remarks, particularly Mary Jane Raymond. You can find that on the investor page of our website. With that, I will now turn the call over to Jon Chait.

Jon Chait – Hudson Highland Group Inc. – Chairman, CEO

Thank you very much, David, and thank all of you for joining us this morning. I hope all of you have had a chance to review our Q1 press release and the accompanying schedules, which are posted on our website. As is our normal practice, I will touch on some of the highlights of the quarter, and then Mary Jane Raymond, our CFO, will review the financial highlights of the quarter in more detail.

Our Q1 results reflect the impact of the severe global economic contraction that is affecting virtually all of our geographic markets. As is typical in such an economic environment, both contracting and permanent recruitment are adversely affected, although the impact on perm is far greater.

Before I turn to my specific comments about Q1, I want to remind you of the impact of the economic cycle on Hudson. In periods of economic contraction, such as the current one, hiring is restricted by clients and candidates are cautious about changing jobs.

Two things are necessary for our business to fully recover – the resumption of economic growth and a rebound in business confidence. In the early stages of an economic recovery, businesses tend to remain cautious about permanent hiring, which, of course, increases their expenses until they have confidence as to the sustainability of the recovery.

This confidence factor is particularly important to Hudson, because we work in the mid-management and professional level. These are the people responsible for driving the performance of our clients. But it requires clients to shift from focusing on expense control to a growth posture.

In the first stage coming out of a contraction, clients hold staffing levels as they “let growth come”, without increasing their investment in headcount.

Most of our permanent recruitment business is contingent in nature, meaning we only earn fees when a placement is successfully completed. As a result, we have very little visibility, since clients can retract an order right up to the start date. This means that if something happens in the world to disrupt business expectations, such as war or a severe stock market downturn, it can have an immediate and unforeseeable impact on our business.

To some extent, we experienced that in the fourth quarter of 2008, after the demise of Lehman Brothers at the end of the third quarter, and the severe disruption in the financial markets that followed, which created a massive ripple of uncertainty throughout our markets.

As many of you know, unemployment peaks well after – in the past, over one year after – the commencement of a recovery. However, I don’t think that is necessarily parallel for Hudson’s permanent business in this cycle. Our core business, as I mentioned, is in the middle management area, and that is the portion of the labor force that is most dramatically affected by the skill shortage.

I think our Company will recover faster than the general market, as our clients shift from expense management to talent acquisition and development to drive growth.

While we are aware of the sentiment that green shoots are visible, we are not seeing any recovery in our permanent business in any market at the present. In fact, we think there is still a risk of additional economic deterioration from international markets. This is not unexpected at this point in the cycle.

Nevertheless, we expect Q1, the seasonally-smallest quarter, to be the bottom of this recession for Hudson in terms of adjusted EBITDA. This is not an economic prediction, but is based on several Hudson-specific factors.

First, we will get additional future benefits from the expense-reduction actions that we took in Q4 ‘08 and in Q1, and our ongoing restructuring efforts. And second, we also get – or we expect to get some small revenue increase from the seasonal lift that typically occurs in the second to fourth quarters of the year.

During the first quarter, seasonal factors did not have the same degree of impact as in a so-called normal year. As a result, we are expecting a smaller seasonal benefit in future quarters.

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May 05, 2009 / 01:00PM GMT, HHGP - Q1 2009 Hudson Highland Group Inc Earnings Conference Call

Our operational teams are doing an excellent job of expense management, but also in sales activity, and we are reorienting our sales efforts to focus on areas where contract and permanent staffing assignments are available, including the public sector, financial restructurings, health, pharma, and some parts of engineering, particularly energy and infrastructure.

In Hudson, approximately 43% of our Q1 gross margin is attributable to permanent recruitment, down from 52% in the prior year. That service offering has been negatively impacted in all markets in which we operate.

Permanent recruitment fees are down 57% on a reported consolidated basis in the quarter, 47% in constant currency, with very little variation among our regional operations.

In an environment in which many of our clients are aggressively reducing staff, of course they are not hiring, they’re only hiring minimally, and even then frequently using internal resources.

In the contract area, clients are cutting nonessential projects and managing contract staff aggressively to control costs. We don’t have definitive statistics about the extent of these practices by geography or industry, but both anecdotally and through our surveys in Asia-Pac and Europe, our operating units are hearing this across all our business units.

While all geographic markets have been negatively affected by the downturn, some of our niche businesses are faring somewhat better. Outplacement, the markets in which we offer that service, is, as expected, growing strongly. We have a good business model in that area, which capitalizes on our traditional strength in assessment and development, and converts the same kinds of tools in the outplacement area.

We don’t have to build permanent infrastructure to meet the increasing demand for this service.

In addition, in some markets in which we offer career counseling, we are also seeing strong demand. Our Balance business in the Netherlands, and other parts of our recruitment business that have a strong focus on the public sector, such as Belgium, are faring better, despite the weak economic background.

Government stimulus plans in many markets are driving additional hiring in governmental entities. We are well placed to benefit from this trend due to our strong brand positioning and permanent recruitment.

We had some noteworthy successes in the public sector in the first quarter. Although the public sector generally pays lower fees and hurts margins, its sales cycles are longer. We expect to see continuing benefits from this segment over the remainder of the year.

Unquestionably, the first quarter was a weak quarter for us. But nevertheless, there were some highlights I want to draw to your attention. First, the trend in the quarter improved in terms of adjusted EBITDA through the quarter, with March being profitable on a consolidated basis and in each region. This is consistent with the normal seasonal trend, and although the seasonal impact was weaker than normal, it is still positive.

Cash continued to be managed well. For the quarter, we had a use of cash of $7.6 million in terms of cash flow from operations, which was almost entirely driven by annual or semi-annual performance-based bonus and commission payments in February for 2008. In March, cash flow was positive.

In addition, in early April we received $11.6 million from Heidrick & Struggles as the final earn-out payment for the sale of Highland Partners.

As you may know, historically Q1 is a cash outflow period. Our management teams did an excellent job throughout our regions in managing cash.

We had an adjusted EBITDA profit in several markets and I want to recognize the management of those entities. Australia, New Zealand, Belgium and Balance, among our larger operations, and the Ukraine and Dubai, among our smaller, all produced an adjusted EBITDA profit in the face of a severe economic contraction.

We think this is indicative of our market position and niches of these markets, such as public sector and infrastructure and talent management, rather than an overall economically-driven result.

Of course, we have to recognize good management in these areas by our local teams and throughout our Company.

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May 05, 2009 / 01:00PM GMT, HHGP - Q1 2009 Hudson Highland Group Inc Earnings Conference Call

While talent management was down 6.6% at constant currency compared to prior year, that was a conservatively better performance than our perm recruiting and contracting businesses. This was largely driven by outplacement, but even this, assessment and development, was stronger than permanent recruitment.

In North America, contractors and billing increased 18% from the low point at the beginning of the quarter. In addition, in March the contractor and billing average was 9% higher than the January average. This sequential improvement was largely driven by legal, with IT contributing somewhat and financial services remaining more or less flat on a sequential basis.

With that, I’ll turn it over to Mary Jane for a more detailed analysis of the financial results.

Mary Jane Raymond – Hudson Highland Group Inc. – EVP, CFO

Good morning. As Jon and David said, our slides are on the website at Hudson.com. They illustrate the analysis of the quarter, but also provide some important reconciliations.

Jon discussed the economic conditions present during the quarter, including the steps we took to manage those conditions, as well as our actions to capitalize on opportunities in the market.

The Q1 financial snapshot is on slide 3. And I will call your attention to a few highlights. The first one is our cost leverage. Our revenue was $165 million in the quarter and the gross margin was $62 million. In constant currency, these declined 31% and 39%, respectively, compared to the prior year.

The constant currency gross margin decline was $48 million, $5 million of which was due to one large client in North America that was heavily concentrated in Q1. We effectively offset $31 million, or 65% of this $48 million gross margin decline, again in constant currency, through cost management actions and the lowering of our variable compensation.

Our operating leaders throughout this quarter, and actually beginning last year, responded very decisively. This is particularly true in Europe and Asia-Pacific, who saw their gross margin declines increase 50% from Q4 to Q1, due to the higher percentage of perm in their business and the later onset of the recessionary conditions. They were able to offset 62% of this decline, again in constant currency, compared to a 40% offset of their gross margin decline in the quarter – in the fourth quarter of 2008.

Given the sudden decline in the markets in Asia and continental Europe – you may remember they were growing until November of last year – this work on the cost base was focused, swift, and very effective.

Even with respect to traditionally fixed costs, like lease expense and certain aspects of our support structure, our management team successfully unfixed those costs. They have, for example, negotiated or combined about 15 of our leases just since year-end. This has been done in every region, and includes places like Tampa, Orlando, Auckland, Paris, Hong Kong.

In addition, in looking at our competitive positioning, we made the decision to close our operations in Japan and in Italy. These are good markets, very good markets, but given our size there, we determined that we didn’t have the right critical mass for success.

As a result, on an annualized basis, first-quarter expenses in total were a full one-third below the total of the 2008 full-year expenses. And we will be able to sustain the majority of these reductions permanently. By this I mean, the majority of the reductions came from staff and premises, with the remainder being in variable compensation reductions.

For completeness, our regional slides are shown on slides 4 to 6; the gross margin mix by region is shown on slide 18.

The second highlight I’ll talk to you about is cash, which Jon has already touched upon a little bit. There’s three main items – cash management, the location of our cash, and the management of our credit facility.

On the cash management front, our balance at March 31 was $46 million. This is – included a $6 million increase in the use of our credit facility, so our net cash reduction from year-end was $9 million. Our cash balance declined $3 million, and we increased the use of our credit facility by $6 million. The summary of the balance sheet is shown on slide 11.

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FINAL TRANSCRIPt

May 05, 2009 / 01:00PM GMT, HHGP - Q1 2009 Hudson Highland Group Inc Earnings Conference Call

Nearly all of the reduction in our net cash came, as Jon mentioned, from semi-annual or annual performance-based bonuses and commission. Absent these annual payments, attributable to 2008, we would have more or less funded ourselves in a quarter of significant gross margin decline and one which is historically a use-of-cash quarter.

You can also see this in the cash flow from operations, which shows the use of cash of $7.6 million, again including the payouts I just described above. The cash flow summary is on slide 12.

Our cash balance at the end of Q1, the $46 million, does not include the $11.6 million which we received from Heidrick & Struggles on April 9. As a quick aside, from a P&L perspective, this is recorded on the P&L. It’s in the discontinued operations line because we had received official notice of this payment before quarter-end. So it is in the P&L for Q1, but the cash was received in the second quarter.

So as a summary comment, in a mix – in a business with a pretty high perm mix, and in which we worked very hard, as we have said for a while here, to retain our high-performing revenue producers, we delivered these results by managing our cash, improving our collection, and reducing the cost.

As a further footnote to our improvement in collections, our DSO dropped to 54 days in Q1, down from 61 days a year ago.

About half of our cash is located in the United States. The cash that is outside the United States is in our key countries, is accessible to our operations, and happens to be where 62% of our revenue is. It can be moved around the globe if necessary.

Our borrowings under our credit facility, which stand, as you see on the balance sheet, at about $11 million, were done simply to confirm that the terms of our credit facility are alive and well. For a fairly good part of 2008, we hadn’t borrowed much under the credit facility. The world markets changed a lot. As I said, we just wanted to confirm that the terms were alive and well.

We can easily access means to pay this back, but we have elected this approach for right now. You will see in our 10-Q that we filed last night that the availability under our credit facility is an additional $5 million. This is lower than our typical availability at the end of March. The availability at the end of January was about $2.5 million.

Our revenue did increase sequentially, as Jon said, and the reason that the availability is not higher is we basically collected those receivables. Our revenue was up $16 million from February to March, just to illustrate this point. Not too totally different from the February to March increase of 2008, which was $20 million.

$14 million of that $16 million we achieved this year, from February to March, was in the countries in our borrowing base. But our collection efforts through Q1 resulted in fairly flat receivables. Between February and March, just up about $4 million.

So while it would be good, I suppose, to have higher availability under the credit facility, frankly I’d rather have the cash in our bank account. So we do watch all of these factors. They are important to us and they are important to you.

But having said that, cash management is a very, very important – asset for people to have during these sort of conditions and, as Jon mentioned, our teams around the world have done a wonderful job managing the cash, and their relationships with their customers.

I will give you a few other specific comments. The currency changes reduced our reported results in Q1 by about 30% at the revenue level and 23% at the gross margin level, meaning both recorded revenue and gross margin were lower than they would have been if they had been at last year’s exchange rates.

By the time we get to the adjusted EBITDA level, though, and below, the impact of the currency is fairly immaterial. This won’t be much of a surprise to you. Most of you will remember that this time last year the sterling was trading at about $2.

There was fairly little currency impact on our cash balance during the quarter, as the cash balance is obviously a more and less permanent balance. The majority of the effect of the currency rates on the cash balance actually happened in the back half of 2008.

Our temp gross margin in the quarter was 20.5%, down 110 basis points from the prior year, mostly due to changes in the mix of clients’ and contractors’ status. We had around the world more self-employed contractors versus on-payroll people. And some volume variance on space in the U.S.

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May 05, 2009 / 01:00PM GMT, HHGP - Q1 2009 Hudson Highland Group Inc Earnings Conference Call

Our summary of the temp gross margin by region is on slide 15.

We are managing our price negotiations and contractor pay pretty well. Though you would’ve heard from many other companies, price pressure is being exerted by clients across the board. For those of you who have followed our industry for a long time, frankly we would expect to see pricing pressure continue even when the recovery begins to start.

Our corporate expense in the quarter was $4.7 million, down $1.2 million from prior year, and back closer to the run rate where we want it.

Our adjusted EBITDA for the quarter was a loss of $10 million. This is about a $7.5 million variance from Q4 ‘08. It’s down $16 million from prior year, but down about $7.5 million from Q4 ‘08, and is in the range of our past sequential changes from Q4 to Q1, which have averaged about $6.5 million for the last two years.

Our adjusted EBITDA results by quarter are seen on slide 9. As Jon mentioned, the earnings were positive in March, with 100% gross margin leverage on the gross margin increase from February to March, meaning the entire gross margin increase that was achieved between February and March yielded into the adjusted EBITDA.

We recorded a $5.9 million charge in the quarter, somewhat over our $5 million expected amount, particularly for swifter action taken by our management team on their leases. About $4.2 million of that will be tax-deductible, giving a tax benefit at the blended rate of about 31% of about $1.3 million.

Depreciation and amortization was flat to prior year. We are on track to spend $6 million or less in our capital, so we should see the D&A fall throughout the year.

Our provision for income taxes, something we haven’t seen in a while, is a benefit in this first quarter. Due to losses in some of our countries that have been profitable for quite a few quarters, we were able to report a benefit because we have an excellent chance of using those NOLs in the future.

Our total NOL balance is about $300 million, $230 million of which is in the United States.

Stock comp in the quarter was about $400,000, down from about $1 million this time last year. The majority of that change is actually issuing stock comp as restricted stock as opposed to stock options.

Our discontinued operations line shows a receipt of the earn-out from Heidrick of $11.6 million, netted against the charge to close Japan and its results in the quarter.

Turning to guidance, as we mentioned in the shareholders letter on the press release, we will not be giving guidance for the second quarter.

At the beginning of the year, when we talked to you about the year-end results, we said we thought we had a chance of breakeven in the second quarter. We are now a month into the second quarter, so breakeven starts to be very, very specific. I do expect that we will have considerable adjusted EBITDA progress against Q1. Breakeven isn’t a promise.

All I can tell you is we continue to fight very hard to deliver the best results we can, and I do think we will have considerable progress against our delivery of EBITDA in Q1.

Looking at the full year, we are not anticipating any meaningful recovery in this year. We expect the year-over-year quarterly gross margin declines to continue. We think ANZ and the UK are at the midpoint of possible outcomes based on recent economic reports. For the UK, you read a lot of the material that I do. That market is still contracting.

And in ANZ in the states most material to us, recessionary conditions are fairly recent, as in the last two quarters. On a percentage basis, ANZ could show larger declines to prior year, notwithstanding the very good work that they are doing both in sources of business as well as cost reductions which then affect their EBITDA.

In North America, we are seeing growth in our contractors on billing, so I do not expect to see North America in the minus 47% range they were for Q1 for the rest of the year. We would expect them to improve on that.

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May 05, 2009 / 01:00PM GMT, HHGP - Q1 2009 Hudson Highland Group Inc Earnings Conference Call

In Asia, while I think they are nearing the bottom of what could be the rate of decline, we do expect that specific rate of decline to continue for the vast majority of the year.

Continental Europe is probably the hardest to tell, as they really didn’t see any significant declines until this first quarter as an entire group. In their case, declines on a percentage basis may worsen due to not achieving as large a sequential rise as they have seen in past years.

With these topline expectations in mind, we believe the total of the adjusted EBITDA, just at the operating-unit level, has a shot at being breakeven for the whole year, largely due to their overall cost-reduction activity as well as their business management. If they improve a little bit better, they will then begin to help offset the corporate expenses, which, as an aside, we are clearly also working on.

Despite these tough conditions, we remain focused on succeeding in our markets. Our business leaders, as Jon said, are looking at achieving opportunities for where business is. And they are managing their costs very, very well.

With that, let me turn the line back over to Jon.

Jon Chait – Hudson Highland Group Inc. – Chairman, CEO

Thank you very much, Mary Jane, and Operator, we are now ready for questions and answers.

Q U E S T I O N  A N D  A N S W E R

Operator

(Operator Instructions). Jeff Silber, BMO Capital Markets.

Jeff Silber – BMO Capital Markets – Analyst

Again, I know you’re not giving any guidance, but Mary Jane, under the — I guess I’ll call it the scenario that you just outlined, what do you think will happen to free cash flow for the rest of the year?

Mary Jane Raymond – Hudson Highland Group Inc. – EVP, CFO

Well, my expectation would be that we probably would have some further deterioration in our cash balance. But having said that, I still expect us to exit the year with a fairly decent balance sheet.

Jeff Silber – BMO Capital Markets – Analyst

Okay, great. Can you give us any color on April trends in any of the regions?

Jon Chait – Hudson Highland Group Inc. – Chairman, CEO

I guess I would say, first of all, seasonally April is a fairly small month in the quarter. But I think trends across all of our regions were consistent with the very broad framework that Mary Jane established in her remarks of how to think about the second quarter.

She said she expected to see considerable progress compared to the first quarter, $10 million adjusted EBITDA loss. And I would say results in April were consistent with that plan in mind.

Jeff Silber – BMO Capital Markets – Analyst

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FINAL TRANSCRIPT

May 05, 2009 / 01:00PM GMT, HHGP - Q1 2009 Hudson Highland Group Inc Earnings Conference Call

Thanks. Just one follow-up. In terms of little bit more color on the restructuring program, you took a $5.9 million charge in the first quarter. You’re looking for another $3 million to $6 million in the second.

Should we see the balance of what you’re expecting split between the third quarter and the fourth quarter? Will it come in the fourth quarter? And then, from a cost-savings perspective, when will we start seeing the benefits of the second quarter and further on restructuring?

Mary Jane Raymond – Hudson Highland Group Inc. – EVP, CFO

First of all, I would expect us to do what we have fairly good history of doing. So first of all, that is, if you look at the range we have – the range is real. These actions have to happen.

But having said that, our management team has been pretty swift. So chances are, just even in the second quarter, they will probably be more likely than not at the higher end of that than the lower end. That’s the first thing.

The second thing is, while I – it’s probably a good guess to think that we would have the charge evenly split between the back two quarters of the year. One of the things we’re trying to think about is where are conditions going?

Our management team is fairly likely to try and act more swiftly than less swiftly, as you’ve seen already. I mean, we exceeded the Q1 charge and their dropping the Q1 expenses was really remarkable.

So I would say while that’s a good guess for right now, what I would expect is if we saw — not as much seasonal pick-up as we’re even expecting in Q2, there’s a fairly good chance that by the time we get to this time second quarter, we will be accelerating actions into the third quarter.

So our goal is to try and take all the actions that we see, that we think are prudent, that make our business stronger, that we might have wanted to always take, as soon as we can while maintaining balance in the organization. So that’s the timing.

With respect to when will you see benefits of that, as I mentioned our annualized Q1 expenses are a fair bit below the 2008 reported actuals. We are talking about over $150 million.

So my sense is that part of the action we’ll take in Q1 will start showing up for the rest of the year. I don’t think we are going to see, necessarily, a step function change – drop from Q1. I think we’ll be able to annualize Q1 and even hold it potentially at that level.

Jeff Silber – BMO Capital Markets – Analyst

That’s very helpful. Thanks so much.

Operator

Ty Govatos, CL King.

Ty Govatos – CL King – Analyst

I’m delighted to hear somebody is still left in corporate headquarters. That means there’s more cost-cutting to go? In fact, congratulations for surviving this kind of a quarter.

Just to do a little bit more of what you’ve already talked about, if I am understanding right, that SG&A, you might be able to hold that in the second quarter?

Mary Jane Raymond – Hudson Highland Group Inc. – EVP, CFO

I think so, yes.

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FINAL TRANSCRIPT

May 05, 2009 / 01:00PM GMT, HHGP - Q1 2009 Hudson Highland Group Inc Earnings Conference Call

Ty Govatos – CL King – Analyst

It sounds like, given all the crosscurrents on the topline, the sequential performance might be about flat.

Jon Chait – Hudson Highland Group Inc. – Chairman, CEO

I think that’s certainly a reasonable way to look at it, Ty.

Ty Govatos – CL King – Analyst

That pretty much takes care of me. Thanks an awful lot. I appreciate it.

Operator

Jeff Mueller, Robert W. Baird & Company Inc.

Jeff Mueller – Robert W. Baird & Company Inc. – Analyst

Jeff Mueller in for Mark. A follow-up on the cost action side. Can you provide any quantification of what kind of expense savings you realized from the actions that you took in Q1, as well as the actions that you still plan to take?

And then, can you just give any color on what the actions are that you’re taking? Is it more on the real estate side, or what are you planning on doing?

Mary Jane Raymond – Hudson Highland Group Inc. – EVP, CFO

Let’s do the first question – the second question first. The color. Our actions tend to fall into, obviously, the three allowable categories – severance, the lease restructuring, and the discontinuation of contracts.

The third one is not very much. That across the whole year is probably not in excess of $1 million. We have made some very good progress on leases, as you can say.

But I would say probably on balance about 60% on the salary line. What we are doing on the salary line is, in a smaller market – as you see the revenues contracting, as you have with us and our competitors, it causes you not necessarily to meet the management structures that have been in place for a larger organization. And one of the things that becomes very important in a market like this is to have a very, very, very short line between the management call and the person talking to the client.

So one of the things that we have done, with all absolute due respect to the excellent people we’ve had to have leave us, we have reduced the management layers in order to have, basically, swifter reaction to the market. That is the majority of the people actions that have been taken, actually, so far in 2008 and then first quarter of 2009.

As we go forward, my general sense is that that will probably be the mix of what we are looking at. We continue to say, even though Ty is making a funny about it, we continue to look at the corporate expense. You are on the same sheet of music as our operating leaders.

But we also are very focused on which markets are hiring, which consultants are able to shift to markets that are hiring versus where they have been historically focused, and, of course, we continue to use our performance management effectively. So I think those will be where we see the cost reductions overall.

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FINAL TRANSCRIPT

May 05, 2009 / 01:00PM GMT, HHGP - Q1 2009 Hudson Highland Group Inc Earnings Conference Call

From an estimation point of view, our historical yield on our charge has been not less than two times the charge, first of all. In some markets like North America, their yield on the charge has been tremendous, as high as 3.5. But some of that is because there is a lot of collateral cost savings that go with actions like this, not the least of which is travel.

So my sense is, on a $6 million charge in Q1, there’s probably $12 million of savings associated with that, some of which is realized in Q1. And we’ll probably see on the order of two times or more for the rest of the charge as we take it through the year.

Jeff Mueller – Robert W. Baird & Company Inc. – Analyst

Okay, thank you. And then, you called out legal and North America for helping drive the improvement during the quarter. Is that a large contract? Is it a number of contracts? And how does the pipeline look there?

Jon Chait – Hudson Highland Group Inc. – Chairman, CEO

It’s a number of contracts, not simply one large contract. And I think the pipeline looks reasonably good.

Jeff Mueller – Robert W. Baird & Company Inc. – Analyst

Okay, great! And then, you obviously talked a bit about the public-sector business. How large of a percentage of your total business is that at this point?

Jon Chait – Hudson Highland Group Inc. – Chairman, CEO

I think we think it’s about a quarter of our business at this point. It’s a combination of the decline, particularly in financial services, combined with an upswing in public sector. But across many of our geographies, our team is doing a great job at reorienting their sales activity to the business that’s actually available.

We follow the management philosophy of fish where the fish are, and our team is doing a great job of reorienting their operations, and I think — we saw some benefits in the first quarter, but I think we are going to see more benefits as the years go (inaudible).

Jeff Mueller – Robert W. Baird & Company Inc. – Analyst

Thank you very much.

Operator

Mark Marcon, Robert W. Baird & Company Inc.

Mark Marcon – Robert W. Baird & Company Inc. – Analyst

Can you talk a little bit about the Asian non-ANZ business, just in terms of the offices, the morale that’s there, just given the changes that they are seeing in terms of perm. I imagine some of those offices are a little bit more isolated, where there might not be quite the critical mass. And so, how do you maintain the drive, the institutional drive there, in those offices in light of the environment, or what can you do?

Jon Chait – Hudson Highland Group Inc. – Chairman, CEO

Just to remind you, we have offices in Hong Kong, Singapore, and China. So (multiple speakers). Singapore and Hong Kong are single offices; China is a number of offices.

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FINAL TRANSCRIPT

May 05, 2009 / 01:00PM GMT, HHGP - Q1 2009 Hudson Highland Group Inc Earnings Conference Call

First of all, it starts with the country managers. We have experienced country managers in all three locations, and they are doing a great job. I was out there about six weeks ago, and I was really – I have to say, in a terrible economic environment, I was very impressed.

They are doing a great job maintaining morale, despite the terrible economic environment. And mobilizing their team, managing their team, and I think, doing the things you have to do in this kind of an environment.

So we touched on the economic environment. Famously, Hong Kong and Singapore are very export-driven. China has been very export-driven, obviously has a developing domestic market as well. And our business has been somewhat more focused on multinationals. And that part of the market has been very, very weak, which you can see in our topline results.

So it certainly has been a challenge. Mary Jane alluded to the fact that it hit them very hard and very fast. These were markets that were really expanding and adding headcount as late as the beginning of the fourth quarter of last year.

And now, they’ve had to really, severely switch around. I think they have done a great job, as I said, in a very short period of time, making it the transition. But it’s been a wrenching change. It’s been a wrenching change throughout our whole business.

Mark Marcon – Robert W. Baird & Company Inc. – Analyst

Thanks for the color.

Operator

There are no questions at this time.

Jon Chait – Hudson Highland Group Inc. – Chairman, CEO

Well, before I turn to David to wind up, I’d just summarize. It’s been a tough quarter for our shareholders, and we are all shareholders, by the way, as well as all of our operating units. But we remain very focused on expense management, maximization of our cash flow, and finding pockets of opportunity.

It’s still critical for us to continue to sell and sell hard. I feel our team is doing an excellent job in all three areas.

As I mentioned to you in the press release, we think this is the bottom of the cycle of this recession in terms of adjusted EBITDA. I think that our expense-control management will allow us to improve our operating results through the course of the year, with a little bit of seasonal pick-up. That will have some added benefit as well.

Thank you very much for your attendance today, and thank you for your continued commitment to Hudson. With that, I’ll turn it over to Dave.

David Kirby – Hudson Highland Group Inc. – Director of IR

Thank you, Jon, and thanks, again, for all of you for joining the Hudson Highland Group first-quarter conference call. Today’s call has been recorded and will be available later today by calling the number 1-800-642-1687, followed by the passcode 9576-0964. Callers outside the U.S., please dial 1-706-645-9291, followed by the same passcode.

The archived call will remain available for the next seven days. Today’s webcast will also be available on the investor section of our website, Hudson.com. Thank you, and have a great day.

Operator

This concludes today’s conference call. You may now disconnect.

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FINAL TRANSCRIPT

May 05, 2009 / 01:00PM GMT, HHGP - Q1 2009 Hudson Highland Group Inc Earnings Conference Call

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